PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)          REGISTRATION NO.  333-89355


                              [BIOTECH HOLDRS LOGO]


                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust

                  This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

                  The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:


                                                                                     Share         Primary
                            Name of Company(1)                        Ticker        Amounts    Trading Market
           ------------------------------------------------------    --------      ---------  ----------------
           Affymetrix, Inc.                                            AFFX            4           NASDAQ
           Alkermes, Inc.                                              ALKS            4           NASDAQ
           Amgen Inc.                                                  AMGN          64.48         NASDAQ
           Applera Corporation--Applied Biosystems Group*               ABI            18           NYSE
           Applera Corporation--Celera Genomics Group*                  CRA             4           NYSE
           Biogen IDEC Inc.(1)                                         BGEN          26.95         NASDAQ
           Chiron Corporation                                          CHIR           16           NASDAQ
           Enzon Pharmaceuticals, Inc.                                 ENZN            3           NASDAQ
           Genentech, Inc.                                             DNA            44            NYSE
           Genzyme Corporation                                         GENZ           14           NASDAQ
           Gilead Sciences, Inc.                                       GILD           16           NASDAQ
           Human Genome Sciences, Inc.                                 HGSI            8           NASDAQ
           ICOS Corporation                                            ICOS            4           NASDAQ
           MedImmune, Inc.                                             MEDI           15           NASDAQ
           Millennium Pharmaceuticals, Inc.                            MLNM           12           NASDAQ
           QLT Inc.                                                    QLTI            5           NASDAQ
           Sepracor Inc.                                               SEPR            6           NASDAQ
           Shire Pharmaceuticals Group p.l.c.                         SHPGY         6.8271         NASDAQ

          _____________________
          (1) Effective November 14, 2003, in connection with the merger of Biogen, Inc. and IDEC Pharmaceuticals Corp., two of the underlying securities included in Biotech HOLDRS, IDEC Pharmaceuticals Corp changed its name to Biogen IDEC Inc. As a result of the merger, for each share of Biogen, Inc. held, shareholders recieved 1.15 shares of Biogen IDEC Inc. As of the completion of the merger, 26.95 shares of Biogen IDEC Inc. are included in each round lot of 100 Biotech HOLDRS.

          * The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.